SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 22, 2003

SCHLUMBERGER N.V. (SCHLUMBERGER LIMITED)

(Exact name of registrant as specified in its charter)

Netherlands Antilles	1-4601	52-0684746
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

153 East 53rd Street, 57th Floor
New York, New York	10022-4624

42, rue Saint-Dominique
Paris, France	75007

Parkstraat 83,
The Hague,
The Netherlands	2514 JG
(Addresses of principal executive offices)	(Zip or Postal Codes)

Registrant’s telephone number in the United States, including area code: (212) 350-9400

Item 7.	FINANCIAL STATEMENTS AND EXHIBITS

(c)  Exhibits

99.1	First Quarter 2003 Press Release dated July 22, 2003.
99.2	Question and Answer document on the July 22, 2003 Press Release.
99.3	Revenue & Income from Continuing Operations

Item 9.	REGULATION FD DISCLOSURE

The Second Quarter Press Release attached hereto as Exhibit 99.1, the Question and Answer document attached hereto as Exhibit 99.2 and the Revenue & Income from Continuing Operations Schedule attached hereto as Exhibit 99.3, which are incorporated in this Item 9 by reference, were posted on the Schlumberger internet web site (www.slb.com/ir) on July 22, 2003 and are furnished under Items 9 and 12 (in accordance with SEC Release 33-8216).

In addition to financial results determined in accordance with generally accepted accounting principles (GAAP) that are included in the attached Second Quarter Press Release and Question and Answer document, these documents also include the following non-GAAP financial measures (as defined under the SEC’s Regulation G):

•	Net debt: Net debt is gross debt less cash, short-term investments and fixed income investments held to maturity. Management believes that “net debt” provides useful information regarding the level of the Company’s indebtedness by reflecting cash and investments that could be used to repay debt, and that the level of net debt provides useful information as to the results of the Company’s deleveraging efforts.

•	Income from continuing operations excluding the charge related to the extinguishment of certain Euro denominated debt and effective tax rate excluding debt extinguishment costs: The second quarter of 2003 includes an $81 million charge related to the extinguishment of certain Euro denominated debt ($0.14 per share). Management believes that the exclusion of this charge enables it to evaluate more effectively the Company’s operations period over period and to identify operating trends that could otherwise be masked by the excluded item. The effective tax rate for the second quarter of 2003, including debt extinguishment costs, was 31%.

The foregoing non-GAAP financial measures should be considered in addition to, not as a substitute for, or superior to, total debt, net income, cash flows or other measures of financial performance prepared in accordance with GAAP as more fully discussed in the Company’s financial statements and filings with the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCHLUMBERGER N.V.
(SCHLUMBERGER LIMITED)

By:	/S/ FRANK A. SORGIE

Frank A. Sorgie
Chief Accounting Officer

Date: July 22, 2003